Exhibit 99.54

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 17, 2012, is entered into among Clearwire Corporation, a Delaware corporation (“Clearwire”), and the Persons named on Schedule A hereto (each is referred to as a “Stockholder” and collectively as the “Stockholders”), solely in their respective individual capacities as stockholders of Clearwire, and equityholders of Clearwire Communications, LLC, a Delaware limited liability company (the “Clearwire LLC”), as applicable.

W I T N E S S E T H:

WHEREAS, Clearwire and Sprint Nextel Corporation, a Kansas corporation (“Sprint”), and Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sprint (“Acquisition Corp.”), are parties to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, whereby Acquisition Corp. will be merged with and into Clearwire (the “Merger”) with Clearwire surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholders, Clearwire and Sprint HoldCo, LLC, a wholly owned subsidiary of Sprint, are parties to that certain Equityholders’ Agreement, dated as of November 28, 2008, as amended (the “Equityholders’ Agreement”);

WHEREAS, the Stockholders, Clearwire and Sprint Holdco, LLC are entering into a Third Amendment to the Equityholders’ Agreement contemporaneously with the execution and delivery hereof;

WHEREAS, each Stockholder is the sole beneficial owner and holds sole voting power of the shares of Class A common stock, par value $0.0001 per share, of Clearwire (the “Class A Common Stock”) and Class B common stock, par value $0.0001 per share, of Clearwire (the “Class B Common Stock” and, together with the Class A Common Stock, the “Clearwire Common Stock”), set forth opposite such Stockholder’s name on Schedule A attached hereto (all of the shares of Clearwire Common Stock owned by the Stockholders as of the date hereof being hereinafter referred to as the “Existing Clearwire Shares” and, together with any shares of Clearwire Common Stock or other voting capital stock of Clearwire and any voting securities convertible into or exercisable or exchangeable for shares of Clearwire Common Stock or other voting capital stock of Clearwire, in each case that the Stockholder has or acquires ownership of on or after the date hereof, as the “Clearwire Shares”); and

WHEREAS, as a condition and inducement to the willingness of each of Clearwire and Sprint to enter into the Merger Agreement, each Stockholder has agreed to vote all of its Clearwire Shares pursuant to, and in accordance with, the terms and conditions of this Agreement and to certain other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

1. Capitalized Terms. Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

2. Voting of Shares. During the Term (as hereinafter defined), each Stockholder (severally and not jointly) hereby irrevocably and unconditionally agrees that, at any annual, special or other meeting of the stockholders of Clearwire (“Clearwire Stockholders”) called for the purpose of voting upon the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, the approval of matters subject to a vote of the Clearwire Stockholders pursuant to the Note Purchase Agreement, or the approval of any Acquisition Proposal (a “CIC Stockholders Meeting”), and at any adjournment or postponement thereof, such Stockholder will:

(a) appear in person or by proxy at each CIC Stockholders Meeting or otherwise cause all of the Clearwire Shares beneficially owned by such Stockholder at such time to be counted as present at such meeting for purposes of calculating a quorum; and

(b) vote (or cause to be voted) all of the Clearwire Shares beneficially owned by such Stockholder at such time, in person or by proxy, (i) in favor of approving and adopting the Merger Agreement, (ii) in favor of the matters to be voted upon by Clearwire Stockholders at the Parent Stockholders Meeting (as defined in the Note Purchase Agreement) pursuant to Section 7.01(c) of the Note Purchase Agreement (the “Note Issuance Required Vote”), (iii) in favor of any proposal to adjourn or postpone any CIC Stockholders Meeting to a later date (but prior to the expiration of the Term) if there are not sufficient votes for approval of such matters on the date on which such CIC Stockholders Meeting is held to vote on any of the foregoing matters (the “Covered Matters”), and (iv) against (A) any Acquisition Proposal (other than the Merger), (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement or, to the knowledge of such Stockholder, of Clearwire under the Merger Agreement or the Note Purchase Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, postpone, prevent, discourage, adversely affect or inhibit the timely consummation of the Merger, the issuance of the Notes (or Clearwire Common Stock or Clearwire LLC units for which such Notes will be exchangeable) pursuant to the Note Purchase Agreement or, to the knowledge of such Stockholder, the fulfillment of Sprint’s, Clearwire’s, Clearwire LLC’s or Acquisition Corp.’s conditions under the Merger Agreement or the Note Purchase Agreement or such Stockholder’s obligations under this Agreement or change in any manner the present capitalization of Clearwire or Clearwire LLC or the voting rights of any class of shares of Clearwire (including any amendments to Clearwire’s Certificate of Incorporation or Bylaws).

(c) The obligations of such Stockholder specified in Sections 2(a) and 2(b) shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of Clearwire (or any committee thereof).

(d) Except as expressly set forth in this Agreement or the Equityholders’ Agreement, each Stockholder may vote the Clearwire Shares beneficially owned by it in its discretion on all matters submitted for the vote of stockholders of Clearwire.

3. Stop Transfer Instruction; Legend. Each Stockholder hereby directs Clearwire to, promptly following the date hereof, deliver written instructions to Clearwire’s transfer agent stating that the Clearwire Shares owned by such Stockholder may not be Transferred (as hereinafter defined) during the Term without the prior written consent of Clearwire and Sprint or except as provided in this Agreement and requesting that a legend be placed on the certificates (to the extent the Clearwire Shares are certificated) representing the Existing Clearwire Shares owned by such Stockholder as set forth below:

“The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, encumbered, assigned, distributed, hypothecated, tendered or otherwise disposed of, including by way of merger, consolidation, share exchange or similar transaction, whether voluntarily or by operation of law, except in accordance with and subject to the terms and conditions of the Voting and Support Agreement dated December 17, 2012, between the registered holder hereof and Clearwire Corporation.”

4. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder, except as expressly provided in any Equityholder Related Agreements (as defined below) or this Agreement, (a) has not entered, and shall not enter at any time during the Term, into any voting agreement, voting trust or option agreement with respect to the Clearwire Shares owned by such Stockholder, (b) has not granted, and shall not grant at any time during the Term, a proxy, a consent or power of attorney with respect to a CIC Stockholders Meeting and with respect to the Clearwire Shares owned by such Stockholder, and (c) has not taken and shall not take any action with the express intention of making any representation or warranty of such Stockholder contained herein untrue or incorrect or preventing or disabling such Stockholder from performing any of its obligations under this Agreement.

5. Representations and Warranties of the Stockholders. Each Stockholder (severally and not jointly) hereby represents and warrants, severally as to such Stockholder and not jointly, to Clearwire as follows:

(a) Authorization; Validity of Agreement; Necessary Action. Such Stockholder (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate or other entity power and authority to execute and deliver this Agreement, and to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. No other corporate or other entity actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of and is enforceable against Clearwire and the other Stockholders, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles.

(b) Ownership. As of the date hereof, (i) Schedule A attached hereto sets forth the Existing Clearwire Shares beneficially owned by such Stockholder, and (ii) such Existing Clearwire Shares constitute all of the shares of Clearwire Common Stock beneficially owned by such Stockholder. Except as set forth on Schedule B (the agreements set forth on Schedule B, the “Equityholder Related Agreements”), there are no existing agreements or arrangements between such Stockholder or any of its affiliates (other than Clearwire), on one hand, and any other Stockholder or any of its Subsidiaries, on the other hand, relating to the Existing Clearwire Shares beneficially owned by such Stockholder or any of its affiliates (other than Clearwire) that would, either individually or in the aggregate, prevent, delay or impair the ability of such Stockholder to perform its obligations hereunder and to consummate the transactions contemplated hereby on a timely basis. Subject to Sections 7(a), 8(a) and 8(q), such Stockholder has and will have at all times, directly or indirectly, through the Term, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Clearwire Shares beneficially owned by such Stockholder at any closing date of the Merger, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws, the terms of this Agreement and any Equityholder Related Agreements. Subject to Sections 7(a), 8(a) and 8(q), such Stockholder has and, until consummation of the Merger, will have, good and marketable title to the Clearwire Shares owned by such Stockholder, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and encumbrances of any nature whatsoever (“Liens”), except for Liens expressly provided in any of the Equityholder Related Agreements or this Agreement.

(c) No Violation. Subject to Section 5(d), the execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law (as defined in the Equityholders’ Agreement) applicable to such Stockholder or by which any of its assets or properties is bound or any certificate of incorporation, bylaws or other organizational documents of such Stockholder or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of, or result in the creation of any Lien on, the Existing Clearwire Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of the Existing Clearwire Shares owned by such Stockholder is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing (other than filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with or notification to, any Governmental Entity based on any applicable Law, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder before or by any Governmental Entity that would impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Reliance by Clearwire and Sprint. Such Stockholder understands, acknowledges and agrees that Clearwire and Sprint are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other matters specified therein.

6. Representations and Warranties of Clearwire. Clearwire hereby represents and warrants to each Stockholder as follows:

(a) Authorization; Validity of Agreement; Necessary Action. It (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. No other actions or proceedings on its part are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and, assuming this Agreement constitutes a valid and binding obligation of and is enforceable against the Stockholders, this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (B) general equitable principles.

(b) No Violation. Except as set forth in the Company Disclosure Letter or in the exceptions to the representations and warranties contained in Section 2.5 of the Merger Agreement, its execution and delivery of this Agreement does not, and its performance of its obligations under this Agreement will not, (a) conflict with or violate any Law applicable to it or by which any of its assets or properties is bound or its certificate of incorporation, bylaws or other organizational documents or (b) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(c) Consents and Approvals. Except as set forth in the Company Disclosure Letter or in the exceptions to the representations and warranties contained in Section 2.5 of the Merger Agreement, its execution and delivery of this Agreement does not, and its performance of its obligations under this Agreement will not, require it to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on any applicable Law, except for any of the foregoing as would not, either individually or in the aggregate, prevent or delay or impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

7. Covenants of the Stockholders. Each Stockholder (severally and not jointly) hereby covenants and agrees, severally as to such Stockholder and not jointly, that:

(a) Transfers. Except (i) as expressly contemplated hereby or by the Merger Agreement or as required by a court of competent jurisdiction or by any applicable Law, (ii) any Transfer (as defined below) of shares of capital stock of, or any other securities, rights, warrants, options or obligations to acquire or exchangeable for or convertible into shares of capital stock of, any Parent (as defined in the Equityholders’ Agreement) of any Stockholder or (iii) any Transfer (as defined below) of Clearwire Shares by a Stockholder to a wholly-owned subsidiary of any Parent (as defined in the Equityholders’ Agreement) of such Stockholder (a “Transferee Subsidiary”) that agrees to be bound by the terms of, and signs a joinder to, this Agreement as a “Stockholder”, during the time period from the date hereof through the earlier to occur of (x) the first date on which both the Required Company Stockholder Vote and Note Issuance Required Vote have been obtained and (y) the expiration of the Term, such Stockholder shall not (directly or indirectly), sell, transfer, pledge, encumber, assign, distribute, hypothecate, tender or otherwise dispose of, including by way of merger, consolidation, share exchange or similar transaction, whether voluntarily or by operation of law (collectively, a “Transfer”), or enforce the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Clearwire or any other person, or enter into any contract, option or other arrangement or understanding with respect to the voting of or any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Clearwire Shares beneficially owned by such Stockholder, any Clearwire Shares acquired by such Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into shares of Clearwire Common Stock, any other capital stock of Clearwire or any interest in any of the foregoing.

(b) Stock Dividends and Distributions. In case of a stock dividend or distribution, or any change in Clearwire Common Stock by reason of any stock dividend or other distribution of stock, split-up, recapitalization, reverse stock split, reclassification, reincorporation, combination, exchange of shares or the like, the term “Clearwire Shares” shall be deemed to refer to and include the Clearwire Shares as well as all such stock dividends and stock distributions and any securities into which or for which any or all of the Clearwire Shares may be changed or exchanged or that are received in any such transaction.

(c) Additional Shares. Until the expiration of the Term, such Stockholder shall notify Clearwire promptly (and in any event within two Business Days) in writing of the number of any additional Clearwire Shares acquired by such Stockholder, if any, after the date hereof.

(d) Prohibited Actions. Such Stockholder agrees that, until the expiration of the Term, subject to the provisions of Section 8(r), such Stockholder shall not, and shall not knowingly permit any of such Stockholder’s representatives or agents to, (i) engage in any conduct described in Section 4.3(b)(i), (ii) or (iii) of the Merger Agreement as it relates to an Acquisition Proposal (other than the Merger) or (ii) exercise, assert or perfect, or attempt to exercise, assert or perfect, any rights under Section 262 of the DGCL with respect to the Merger.

(e) Waivers. (i) Each Stockholder, for itself and any of its Affiliates, hereby waives any rights it or any of its Affiliates has or may have pursuant to Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.7 and Section 3.8 of the Equityholders’ Agreement, Section 7.10 and Article VIII of the Amended and Restated Operating Agreement of Clearwire LLC (as in effect on the date hereof, the “Clearwire LLC Agreement”), any provision of the Strategic Investor Agreement or the requirement pursuant to Section 1 of the Qualifying Purchase Waiver (as hereinafter defined) to give a Qualifying Purchase Notice (as defined in the Equityholders’ Agreement) prior to or in connection with the Merger Agreement, in each case in connection with the transactions contemplated by the Merger Agreement, the Note Purchase Agreement and this Agreement; provided that, in the event that the Merger Agreement is terminated other than pursuant to Section 6.1(b)(iii) of the Merger Agreement, Clearwire (i) provides prompt written notice of such termination to each Stockholder and (ii) takes all steps necessary to enable each Stockholder other than Sprint to effectively exercise, within 30 days of receipt of such notice, its rights under Section 3.5 of the Equityholders’ Agreement and/or Section 7.10 of the Clearwire LLC Agreement (as applicable) with respect to its purchase of its Preemptive Right Pro Rata Share (as defined in the Equityholders’ Agreement and the Clearwire LLC Agreement, respectively, and based on the relative ownership of Clearwire Shares and/or Common Units (as defined in the Clearwire LLC Agreement), as applicable, of such Stockholder, the other Stockholders and Sprint immediately prior to the issuance of any Notes to Sprint pursuant to the Note Purchase Agreement and this Section 7(e)) of the Notes issued to Sprint under the Note Purchase Agreement (through the purchase of Notes identical to those issued to Sprint or its Affiliates thereunder) on the terms specified in Section 3.5 of the Equityholders’ Agreement and/or Section 7.10 of the Clearwire LLC Agreement, as applicable, with such necessary changes to the terms thereof as are necessitated to give effect to the foregoing. Each Stockholder, for itself and any of its Affiliates, acknowledges that the transactions contemplated by this Agreement and the Merger Agreement constitute a Qualifying Purchase (as defined in the Equityholders’ Agreement). For purposes of this Section 7(e), “Qualifying Purchase Waiver” means the Waiver, dated as of December 5, 2012, by and among Clearwire, Sprint Holdco, LLC, the Stockholders and the other parties thereto, with respect to Section 3.8 of the Equityholders’ Agreement.

(f) Consents. Each Stockholder, for itself and any of its Affiliates, hereby approves, adopts and authorizes the following actions to be taken by Clearwire or Clearwire LLC, as applicable: (i) the matters to be voted upon in the Note Issuance Required Vote; (ii) the issuance of shares of Class B Common Stock and Class B Common Units (as defined in the Equityholders’ Agreement) (or securities convertible into such shares or units) as contemplated by the Note Purchase Agreement; and (iii) the transactions contemplated by the Merger Agreement and Note Purchase Agreement to the extent such transactions require approval under Section 2.7(a) of the Equityholders’ Agreement.

8. Miscellaneous.

(a) Termination. This Agreement shall terminate upon the earliest to occur of: (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the written agreement of all Stockholders, Clearwire and Sprint; provided, however, that each Stockholder shall have the right to terminate this Agreement as to itself by written notice to Clearwire and Sprint if (x) the terms of the Merger Agreement, the Note Purchase Agreement, the Notes or the Indenture are amended, modified or waived without the prior written consent of such Stockholder, but only if such amendment, modification or waiver creates any additional condition to the consummation of the Merger or the transactions contemplated under the Note Purchase Agreement, the Notes and the Indenture, reduces the amount of the Merger Consideration, changes the form of the Merger Consideration or otherwise adversely affects such Stockholder (in its capacity as a stockholder of Clearwire or equityholder of Clearwire LLC), provided that any amendment, waiver or modification that results in a delay in the timing of the Closing (but not beyond December 31, 2013) but does not have any other adverse effect on such Stockholder in such capacities will not constitute grounds for termination of this Agreement, (y) the Required Company Stockholder Vote is not obtained at the Company Stockholders’ Meeting or any adjournment thereof or (z) Sprint shall have terminated the Sprint-SoftBank Merger Agreement pursuant to Section 8.1(j) of the Sprint-SoftBank Merger Agreement in order to enter into a Replacement Sprint Merger Agreement. With respect to each Stockholder, the period from the date of this Agreement up to and through the termination of this Agreement in accordance with the foregoing is referred to herein as the “Term” (it being understood, for the avoidance of doubt, that the term “Term” shall be determined on a Stockholder-by-Stockholder basis). Notwithstanding the foregoing, however, Sections 8(c) through 8(s) shall not terminate and shall remain in full force and effect after termination of this Agreement and no termination of this Agreement shall relieve any of the parties hereto from the consequences of any breach of this Agreement by such party prior to the termination of this Agreement.

(b) Further Assurances. From time to time, (i) at Clearwire’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (without adverse consequences to such Stockholder) to consummate the transactions contemplated by this Agreement, including, without limitation, any consent or other documents or actions necessary under the operating agreement of Clearwire LLC or the Equityholders’ Agreement, and (ii) at any Stockholder’s request and without further consideration, Clearwire shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (without adverse consequences to it) to consummate the transactions contemplated by this Agreement.

(c) No Ownership Interest. All rights, ownership and economic benefits of and relating to the Clearwire Shares shall remain vested in and belong to such Stockholder, and neither Clearwire nor Sprint shall have any authority to exercise any power or authority to direct any Stockholder in the voting of any of the Clearwire Shares, except in each case as otherwise provided herein or in the Equityholders’ Agreement.

(d) Expenses. All costs and expenses (including legal fees) incurred in connection with the preparation and negotiation of this Agreement shall be paid by the party incurring such expenses.

(e) Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or sent by facsimile transmission (providing confirmation of such facsimile transmission) addressed as follows:

if to Clearwire to:

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Attention: Chief Executive Officer

Fax: (425) 505-6505

with required copies to (which shall not constitute notice):

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Attention: Legal Department

Fax: (425) 216-7776

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: David Fox

       Joshua Korff

       David Feirstein

Fax: (212) 446-4640

And a copy on behalf of the Special Committee to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Robert E. Spatt

       Marni J. Lerner

Fax: (212) 455-2502

if to Sprint to:

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: General Counsel

Fax: (913) 794-1432

with required copies to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention: Michael J. Egan

Fax: (404) 572-5100

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Thomas H. Kennedy

       Jeremy D. London

Fax: (212) 735-2000

if to any Stockholder, to the address set forth on such Stockholder’s signature page hereto, with a copy to (which shall not constitute notice) to such other person as noted on such signature page;

or as to any addressee to such other address as shall be furnished in writing by such addressee, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received by such addressee at 9:00 a.m. (addressee’s local time) on the next Business Day.

(f) Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Definitions used herein are applicable to the singular as well as the plural forms of such terms and pronouns shall include the corresponding masculine, feminine or neuter forms.

(g) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by means of facsimile transmission or e-mailed signature pages, and the parties adopt any signatures so received as original signatures of the parties.

(h) Entire Agreement. This Agreement, together with the Merger Agreement as applicable, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.

(j) Venue. The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely in the state or federal courts of the State of Delaware, (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to arising out of this Agreement or the transactions contemplated hereby and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court.

(k) Service of Process. Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

(l) Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

(m) Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of (i) each of the parties and (ii) Sprint. Each party may only waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party or parties that are the intended beneficiary or beneficiaries of such waiver provided that any waiver by Clearwire shall also require the written consent of Sprint. Notwithstanding anything to the contrary contained in this Agreement, any action, approval, authorization, waiver, termination or consent taken, given or made by Clearwire in respect of this Agreement, after the date hereof but prior to the Effective Time, shall not be effective unless such action, approval, authorization, waiver, termination or consent shall have received the prior approval of the Special Committee.

(n) Specific Performance. Clearwire acknowledges and agrees that each Stockholder would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Clearwire agrees that each Stockholder shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which such Stockholder shall be entitled at law or in equity. Each Stockholder acknowledges and agrees that each of Clearwire and Sprint would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Stockholder agrees that each of Clearwire and Sprint shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which Clearwire or Sprint shall be entitled at law or in equity.

(o) Public Announcement; Disclosure. Each Stockholder shall not issue any press releases or otherwise make any public statements with respect to the transactions contemplated herein, except as permitted under the confidentiality agreement entered into by such Stockholder with Clearwire in connection with the transactions contemplated hereby. Each Stockholder hereby authorizes Clearwire and Sprint to publish and disclose in any announcement or disclosure required by the SEC or the New York Stock Exchange and in the Proxy Statement its identity and ownership of the Clearwire Shares and the nature of its commitments, arrangements and understandings under this Agreement.

(p) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(q) Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by such party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that (i) Clearwire shall be permitted to transfer its rights hereunder to any affiliate of Clearwire, so long as Clearwire continues to be liable for its obligations under this Agreement and (ii) any Stockholder shall be permitted to transfer its rights and obligations hereunder to a Transferee Subsidiary, so long as such Tranferee Subsidiary agrees to be bound by the terms of, and sign a joinder to, this Agreement as a “Stockholder” and notice thereof is given to Clearwire and Sprint. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, successors and permitted assigns. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, Sprint is an express third party beneficiary of this Agreement and may enforce this Agreement directly against Clearwire and each of the Stockholders, and this Agreement may not be amended, modified or supplemented by the parties hereto without the prior written consent of Sprint.

(r) Fiduciary Duties. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as a beneficial owner of its Clearwire Shares and not in its capacity as a director or officer of Clearwire. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall limit, govern, restrict, impair or otherwise affect any Stockholder’s ability or right to act in its capacity as a director or officer of Clearwire or to discharge its fiduciary and other duties to the stockholders of Clearwire in any such capacity under any applicable Law.

(s) Other Agreements. Clearwire acknowledges and agrees that none of the execution and delivery of this Agreement or the Merger Agreement by any of the parties hereto or thereto, or the consummation of the transactions contemplated hereby or thereby, shall in any way modify, amend or affect the rights and obligations of any of the parties under (i) the 4G MVNO Agreement, dated as of November 28, 2008, among Clearwire LLC, Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC and Sprint Spectrum L.P., (ii) the MVNO Support Agreement, dated as of May 7, 2008, among Sprint Spectrum L.P., Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC, and (iii) the Market Development Agreement, dated as of November 28, 2008, between Intel Corporation and Clearwire LLC, in each case as amended from time to time, all of which shall remain in full force and effect in accordance with the terms thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

CLEARWIRE CORPORATION

By:	/s/ Hope F. Cochran
	Name:	Hope F. Cochran
	Title:	Chief Financial Officer

STOCKHOLDERS:

INTEL CAPITAL CORPORATION

By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	President

INTEL CAPITAL WIRELESS INVESTMENT CORPORATION 2008A

By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	President

INTEL CAPITAL (CAYMAN) CORPORATION

By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	President

if to any of the Stockholders listed on this page to:

Intel Corporation

220 Mission College Blvd., MS RN6-65

Santa Clara, California 95054-1549

Attention: President, Intel Capital

Facsimile No.: (408) 765-8871

Intel Corporation

220 Mission College Blvd., MS RN6-59

Santa Clara, California 95054-1549

Attention: Intel Capital Portfolio Manager

Facsimile No.: (408) 653-6796

Intel Corporation

220 Mission College Blvd., MS RN4-151

Santa Clara, California 95054-1549

Attention: Intel Capital Group General Counsel

Facsimile No.: (408) 653-9098

with required copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road, Palo Alto, CA 94304-1211

Fax: + 1 650.849.5050

Attn: Gregory T. Davidson

BHN SPECTRUM INVESTMENTS, LLC

By:	/s/ Leo Cloutier
	Name:	Leo Cloutier
	Title:	Senior Vice President

if to the above Stockholder to:

c/o Bright House Networks, LLC

c/o Advance/Newhouse Partnership

5000 Campuswood Drive

East Syracuse, NY 13057

Attn: Leo Cloutier

Facsimile No.: (315) 438-4642

with required copies to (which shall not constitute notice):

Sabin, Bermant & Gould LLP

Four Time Square

New York, NY 10036

Attn: Arthur J. Steinhauer, Esq.

Facsimile No.: (212) 381-7218

COMCAST WIRELESS INVESTMENT, LLC

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

if to the Stockholder above to:

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103

Attention: Chief Financial Officer

Facsimile No.: (215) 286-1240

with required copies to (which shall not constitute notice):

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103

Attention: General Counsel

Facsimile No.: (215) 286-7794

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: David L. Caplan

       William J. Chudd

Facsimile No.: (212) 450-3800

Schedule A

Existing Clearwire Shares

Name of Stockholder	Number of Existing Clearwire Shares Beneficially Owned

Intel Capital Corporation	25,098,733 shares of Class A Common Stock

Intel Capital (Cayman) Corporation	3,333,333 shares of Class A Common Stock

Intel Capital Wireless Investment Corporation 2008A	65,644,812 shares of Class B Common Stock

Comcast Wireless Investment, LLC	88,504,132 shares of Class A Common Stock

BHN Spectrum Investments, LLC	8,474,440 shares of Class A Common Stock

Schedule B

Equityholders’ Agreement;

Registration Rights Agreement, dated November 28, 2008, among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Corporation, Comcast Corporation, Google Inc., Time Warner Cable Inc. and BHN Spectrum Investments LLC;

Amended and Restated Operating Agreement of Clearwire Communications LLC, dated November 28, 2008;

Strategic Investor Agreement, dated as of November 28, 2008 (the “Strategic Investor Agreement”) among Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, BHN Spectrum Investments, LLC, Google Inc., Comcast Corporation, Time Warner Cable Inc. and Bright House Networks, LLC; and

All modifications, agreements, consents, waivers and amendments of or relating to any of the foregoing entered or delivered on or prior to the date hereof, provided that, in the case of the Strategic Investor Agreement, copies of any such modifications, agreements, consents, waivers and amendments have been given to Clearwire and Sprint on or prior to the date hereof.